NOTICE OF ANNUAL MEETING            EXHIBIT B
                       OF THE SHAREHOLDERS
                               of
                   Trilogy Gaming Corporation
                     a Delaware corporation.


Pursuant to the Company's Article of Incorporation, Article IX


NOTICE IS HEREBY GIVEN, that, the Annual Meeting of the Shareholders of Trilogy Gaming Corporation will be held at 9:00 A. M. on the 17th day of December, 1998 at the Double Tree La Posada Resort, (in the Hayden Room),
4949 E. Lincoln Drive, Scottsdale, AZ and at this meeting the following resolutions will be discussed and submitted, along with any other business that may be presented for a resolution, to the shareholders of record on the books of the Company for vote thereon:


Discuession will be held regarding the Company's marketing of its Trilogy game product which include the following:

Marketing our product with walls and boundaries. Indian Gaming, Charity Gaming and State Lotteries are lucrative markets that SELL tickets or game plays which is regulated gaming requiring gaming licensee and machine classification approvals which take a considerable amount of time, cost and expense. Gaming machines are a large startup cost to launch any regulated game. These markets are restricted to size and locations, subject to traffic, which relates to game play that determines profits. The Company plans at a later time to market its Trilogy game to these markets.

Marketing our product without walls, boundaries, gaming license or machines. The Company has elected not to SELL its game tickets. Instead it has elected to launch its Patented Trilogy Game as a Charity driven World FREE
Sweepstakes Lottery Multi-Jackpot game via the World Wide Web (Internet) distributed from the www
TelNETgo2000.com web site. The Company plans this launch between the 1stth or 2nd quarter of 2000.

The Company's plans to change its name from Trilogy Gaming Corporation to TelNETgo2000 Inc. Management feels that the name TelNETgo2000 better reflects the Company's business strategy the enter the new millennium e-commerce business, partnering with various Charities and offer its patented Trilogy game product to a world wide market as a FREE Sweepstakes Game play to promote and encourage initial and ongoing Charity contributions.


TelNETgo2000 primary business is to partner with various qualified Charity organizations as their charity fundraiser and solicit charity contributions worldwide for the benefit of the participating charities. To encourage the anticipated large volume of $10 charity contributions and further encourage those contributors to continue their pledge of $10 a week to the charity of their choice, TelNETgo2000 will give him/her 1 Sweepstake electronic ticket game Play FREE with every $1 charity contribution made. The objective of TelNETgo2000 is to establish a minimum annual contribution of $520 per member at the rate of $10 per week coupled with the opportunity to win a multi million dollar Sweepstake jackpot. The Company will earn its revenues from its portion of gross charity proceeds generated by the Company as the Charity organizations Fundraiser.


The Company will solicit charity contributions over the Internet and administer the World Trilogy Lottery Sweepstakes progressive jackpots. Therefore, the Company's work force should be relatively small. Most of the Company's work should be performed by experienced contracted computer programmers, computer hardware and software manufacturers and suppliers, technicians, field consultants and commissioned sales professionals.


The Company's objective is to partner with one or more Internet Publishers that market banner adds over the internet with collectively 8,000 web partners, each generating an average of 50 hits per day to TelNETgo2000 totaling 400,000 hits per day (5 day Wk) of which an average of 15% (7.5 people) per day become Members and donate $10 to the Charity of their choice and receive 10 FREE sweepstakes ticket plays on their home computer for a chance to win a multi million dollar sweepstakes jackpot.

     (a) RESOLVED, The action of the Board of Directors dated November 22, 1999 to change the name of the
     Company From Trilogy Gaming corporation to TelNETgo2000, Inc is hereby ratified and approved. The CEO and Secretary shall file the necessary documents on behalf of the Company with the appropriate state regulatory agency's to effect the name-approved change.

     (b) RESOLVED, the Company is authorized, retroactive from November 1, 1999, to offer by private placement, exemption or registration on or before November 1, 2000:


  [a] up to 10,000,000 restricted common shares of the Company's common stock and/or

  [b] up to 15,000 restricted Series A through Series F Preferred voting shares and/or


  [c] up to 5,000 restricted preferred non voting shares of the Company's preferred stock, at the price per share that is determined by the CEO or the COO and Secretary of the Company. and

  Further Resolved, in conjunction with above said common share offer, the Company is authorized to offer various amounts of Series E through Series P Warrants. Each Series E through Series P Warrant shall be for the right to purchase stated number of common shares of the Company common stock at a stated price by a designated time which shall be determined by the CEO or the Secretary of the Company. The common shares stated on each Series
  E through Series P Warrant shall be increased or decreased in proportion to the exact number of shares resulting from any and all stock splits of the Company or its successors common stock therefrom, until the Warrant is exercised.

     (c) RESOLVED. Wayne Mullins, Mike Maledon, Tom Burns, are hereby elected to the Board of Directors of the
     Company. Each Director elected shall hold office until his successor shall have been elected and qualified.
     (one additional individual will be submitted for nomination to the Board of Directors at this shareholders meeting).

     (d) RESOLVED. The Board of Directors are authorized and instructed to re-elect Wayne Mullins as the CEO and
     President of the Company. The 7 year employee contract for Wayne Mullins and the 5 year employee contract for Mike Maledon that were approved at the 1998 annual shareholders meeting is hereby rescinded, and

   Further Resolved that, the Company shall enter into a annual employment agreement with Wayne Mullins and the employment agreement shall provide in part that in the performance with his duties as an officer, director or consultant of the Company; [i] all expenses incurred by Mullins shall be paid by or reimbursed by the Company,
   [ii] a vehicle with full insurance coverage or up to $800 monthly auto and insurance allowance, [iii] reasonable medical and dental plan/benefits or full reimbursement thereof until such a plan is in place, and

   Further Resolved that, beginning upon the Company having $1,000,000 capital on hand or the Company begins to generate monthly sales of $25,000, whichever occur first, Mr. Mullins one year employee agreement shall then be for a seven year term with an annual base salary of $104,000 together with an annual bonus of $10,000 for each
   $1,000,000 pre tax earnings generated to the Company during a calendar year during the term of the employment agreement. Any increase in the base salary or bonus, if any, after the first year will be determined by the
   Company's Board of Directors or the Company's management committee or by a majority vote of the shareholder
   .  (MR Mullins abstained voting on this resolution).

     (e) RESOLVED. The shareholders approve and instruct the Directors to approve and authorizes the CEO to hire, terminate and set all salary compensations (excluding the CEO compensations) not exceeding 12 month. The
     CEO may at his discretion from time to time, increase or decrease any such salary's bonus's and/or option not earned. (MR Mullins abstained voting on this resolution).

     (f) RESOLVED. The shareholders approve and instruct the Directors to approve that, beginning upon the
     Company having $1,000,000 capital on hand or the Company begins to generate monthly sales of $25,000, whichever occur first, the Company's CEO may enter into employment contracts of more than one year but not exceeding five years. Each employment agreement shall provide in part that, [I] the annual base salary not exceed $104,000 without Board of Director approval. Any increase in the base salary, if any, after the first year will be determined by the Company's Board of Directors or the Company's CEO or the Company's
     management committee. [ii] all expenses incurred in the performance with the duties as an officer, employees, consultant and director of the Company may be paid or reimbursed by the Company, [iii] the employee may be provided with a vehicle with full insurance coverage or up to $600 monthly auto and insurance allowance,
     [iv] may be provided reasonable medical and dental plan/benefits or may be reimbursed thereof until such a plan is in place, [v] may receive executive employee annual bonus of up to $5,000 for each $1,000,000 pre tax earnings generated to the Company during each calendar year of employment, [vi] may receive employee and consultant options for common stock, not exceeding 100,000 restricted common shares to any one person, exercisable over a period of three years from the grant date of the option, at the price per share of [a] prior to the end of the 1st year, 30% of the market value of the shares or $5.00 per share, whichever is greater, or [b]
     prior to the end of the 2nd year, 40% of the market value of the shares or $10.00 per share, whichever is greater, or [c] prior to the end of the 3rdt year, 50% of the market value of the shares or $20.00 per share, whichever is greater.

     (g) RESOLVED. The Company hereby authorizes the Board of Director through the management of the Company that anytime prior to November 31, 2000 and at the discretion of the CEO and Secretary of the Company, to register with the SEC all outstanding common and preferred shares, warrants and options for common shares of the Company.

     (h) RESOLVED, The Company hereby authorizes the Board of Director through the management of the Company that anytime prior to November 31, 2000 and at the discretion of the CEO and Secretary of the Company, to register with the SEC a public offering of up to 10,000,000 common shares of the Company's common stock along with warrants, if any, at the price per common share and warrant exercise time and price per share to be determined by and at the discretion of the CEO and Secretary of the Company. All outstanding common and preferred shares, warrants and options of the Company shall be included in said registration.

     (i) RESOLVED. The shareholders hereby approve that, the Board of Directors and the CEO and Secretary of the
     Company are authorized and instructed that; the Chief Executive Officer
(CEO), Chief Operating Officer
     (COO), Chief Financial Officer (CFO), Vice Presidents of Marketing (VPM), Vice President of
     Communications (VPC), Vice President of Administration (CAO) and Vice President of Communication
     Systems (VPCS) for each full year as a full time salaried employee and officer of the Company, shall each receive an annual bonus (of 10,000 common shares approved by shareholders on the November 16, 1998 shareholders meeting, shall now state) of up to 10,000 common shares of the Company for each $1,000,000 of pre tax earnings generated to the Company during the Company's fiscal year.

     (j) RESOLVED. The Series A Warrants are hereby extended from 12/31/1999 to 6/30/2000 and the Series B
     Warrants are extended from 6/30/2000 to 12/31/2000.

     (k) RESOLVED, all acts and actions of the Officers and Directors of the Corporation and their general conduct relating to this corporation, effected to the date hereof, be, and they are, authorized, adopted, ratified and approved.

   The close of business on November 22, 1999, shall be the "record date" for the determination of shareholders of record with the Company's transfer agent entitled to notice of and to vote at the meeting or any adjournment(s)
   thereof (the "record date"). Shares of common stock and preferred stock can be voted at the meeting only if the holder is present at the meeting in person or by voting ballot or by a valid proxy. Neither the Board of Directors or Management of the Company are soliciting proxies in connection with this Annual Shareholders Meeting. You are encouraged to attend the meeting.

   This Annual notice of the Annual Shareholders Meeting of TGC is given this 27th day of November, 1999 and is called pursuant to the Articles of the Company and Delaware corporate law.

   _________________________________________

   Wayne Mullins as President of the Company.




Trilogy Gaming Corporation   P.O. Box  30310   Phoenix, Arizona  85046
(602) 788-5801  FAX (602) 788-5444